Exhibit 99.1

Intuitive Machines Reports Fourth Quarter and Full-Year 2025 Financial Results

Houston, TX, March 19, 2026 -- Intuitive Machines, Inc. (Nasdaq: LUNR, “Intuitive Machines,” or the “Company”), a leading space technology, infrastructure, and services company, today announced its financial results for the fourth quarter and full-year ended December 31, 2025.

Intuitive Machines CEO Steve Altemus said, “2025 was a transformational year for Intuitive Machines. We completed our second lunar mission, expanded into national security space programs, closed the acquisition of KinetX Aerospace, and announced the acquisition of Lanteris Space Systems. These acquisitions significantly expand our scale, addressable market, and growth opportunities.”

Highlights
•Completed $800 million acquisition of Lanteris Space Systems in Q1 2026 to be a vertically integrated next-generation space prime contractor for commercial, civil and national security space initiatives
•Completed acquisition of KinetX to expand deep space navigation and constellation management capabilities, while accelerating delivery of secure data relay from the Moon to Mars
•Awarded to support SDA Proliferated Warfighter Space Architecture tranche 3 tracking layer, started production on tranche 2, and finishing customer delivery for tranche 1
•Awarded a contract for the Missile Defense Agency SHIELD IDIQ with a ceiling of $151 billion; this contract encompasses a broad range of work areas that allows for the rapid delivery of innovative capabilities to the warfighter with increased speed and agility
•Launched EchoStar XXV in Q1 2026; completing final spacecraft checkouts and joins a fleet of over 100 spacecraft in orbit
•Secured $175 million strategic investment in Q1 2026 to advance satellite communications and in-space data processing capabilities

Mr. Altemus continued, “Intuitive Machines intends to invest in expanding its Near Space Network Services and establish a solar system internet independent of Earth. Through investments in the Lanteris platforms, specifically the 1300 series, the Company believes it can grow market share in Geostationary Orbit (GEO), expand capability around the Moon, extend capability to Mars, and support emerging high-power on-orbit data processing and edge computing.”

Financial Highlights

•Achieved $44.8 million of revenue in Q4 driven primarily by Commercial Lunar Payload Services (CLPS), Omnibus Multidiscipline Engineering Services III (OMES III), and Near Space Network Services (NSNS) while continuing to look forward to near-term upcoming awards, including NASA’s Lunar Terrain Vehicle Services and the next Commercial Lunar Payload Services award
•Continued drive towards profitability with 19% positive gross margin in Q4, representing margin improvement throughout 2025
•Disciplined capital management combined with higher-margin service revenue growth throughout 2025 resulted in $56 million free cash flow use, an $11.7 million year over year improvement
•Combined Company February month end backlog of approximately $943 million

2026 Outlook

•Full-year 2026 revenue of $900 million - $1 billion
•Full-year 2026 Adjusted EBITDA positive

Conference Call Information

Intuitive Machines will host a conference call today, March 19, 2026, at 8:30 am Eastern Time to discuss these results. A link to the live webcast of the earnings conference call will be made available on the investors portion of the Intuitive Machines’ website at https://investors.intuitivemachines.com.

Following the conference call, a webcast replay will be available through the same link on the investors portion of the Intuitive Machines’ website at https://investors.intuitivemachines.com.

Key Business Metrics and Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this press release, the Company has included certain financial measures that have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and constitute “non-GAAP financial measures” as defined by the SEC. This includes adjusted EBITDA (“Adjusted EBITDA”).

Adjusted EBITDA is a key performance measure that our management team uses to assess the Company’s operating performance and is calculated as net income (loss) excluding results from non-operating sources including interest income, interest expense, transaction and integration costs related to acquisitions, share based compensation, change in fair value instruments, depreciation, and provision for income taxes. Intuitive Machines has included Adjusted EBITDA because we believe it is helpful in highlighting trends in the Company’s operating results and because it is frequently used by analysts, investors, and other interested parties to evaluate companies in our industry.

Adjusted EBITDA has limitations as an analytical measure, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other companies, including companies in Intuitive Machines’ industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is included below under the heading “Reconciliation of GAAP to Non-GAAP Financial Measure.”

We define free cash flow as net cash (used in) provided by operating activities less purchases of property and equipment. We believe that free cash flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business and strengthening our balance sheet. Free Cash Flow has limitations as a liquidity measure, and you should not consider it in isolation or as a substitute for analysis of our cash flows as reported under GAAP. Some of these limitations are:Free Cash Flow is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for financial information prepared in accordance with GAAP; Free Cash Flow may not be comparable to similarly titled metrics of other companies due to differences among methods of calculation; and Free Cash Flow may be affected in the near to medium term by the timing of capital investments, fluctuations in our growth and the effect of such fluctuations on working capital and changes in our cash conversion cycle. A reconciliation of Free Cash Flow to the most directly comparable GAAP financial measure is included below under the heading “Reconciliation of GAAP to Non-GAAP Financial Measure.”

The Company has also included contracted backlog, which is defined as the total estimate of the revenue the Company expects to realize in the future as a result of performing work on awarded contracts, less the amount of revenue the Company has previously recognized. Intuitive Machines monitors its backlog because we believe it is a forward-looking indicator of potential sales which can be helpful to investors in evaluating the performance of its business and identifying trends over time.

About Intuitive Machines

Intuitive Machines is a leading space infrastructure company that builds spacecraft, connects networks, and operates infrastructure-as-a-service for commercial, civil, and national security customers.

With a proven track record across the space domain, the Company, through organic growth and portfolio expansion, has built over 300 spacecraft, delivered over 260 kilograms of payload to the lunar surface, and provided precision navigation expertise that has guided spacecraft across our solar system.

These capabilities form an integrated Built-Connect-Operate infrastructure service company, enabling customers to achieve mission and campaign outcomes through a single prime solution. Intuitive Machines’ technology has been demonstrated across the space domain and is engineered to support the next century of opportunity in space.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements that do not relate to matters of historical fact should be considered forward-looking. These forward-looking statements generally are identified by the words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “strategy,” “outlook,” the negative of these words or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include but are not limited to statements regarding: our expectations and plans relating to our missions to the Moon, including the expected timing of launch and our progress in preparation thereof; our expectations with respect to, among other things, demand for our product portfolio, our submission of bids for contracts including commercial satellites, LTV, and CLPS missions; our expectations regarding revenue for government or commercial contracts awarded to us; our operations, our financial performance and our industry; our business strategy, business plan, and plans to drive long-term sustainable shareholder value; our expectations on revenue generation and Adjusted EBITDA. These forward-looking statements reflect the Company’s predictions, projections, or expectations based upon currently available information and data. Our actual results, performance or achievements may differ materially from those expressed or implied by the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. The following important factors and uncertainties, among others, could cause actual outcomes or results to differ materially from those indicated by the forward-looking statements in this presentation: our reliance upon the efforts of our key personnel and Board of Directors to be successful; as part of growing our business, we have made and may continue to make acquisitions, any acquisitions, partnerships or joint ventures into which we enter subject to integration risks and could disrupt our operations our failure to manage our growth effectively and failure to win new contracts; our ability to generate a sustainable order rate for the satellite and space operations and develop new technologies to meet the needs of our customers or potential new customers; our customer concentration; our limited operating history; competition from existing or new companies; disruptions in U.S. government operations and funding, including government shutdowns; unsatisfactory safety performance of our spaceflight systems or security incidents at our facilities; failure of the market for commercial spaceflight to achieve the growth potential we expect; any delayed launches, launch failures, failure of landers to conduct all mission milestones, failure of our satellites to reach their planned orbital locations, failure of lunar landers to reach their planned locations, significant increases in the costs related to the launches of satellites and lunar landers, and insufficient capacity available from satellite developers and launch service providers; risks associated with commercial spaceflight, including any accident on launch or during the journey into space; risks associated with the handling, production and disposition of potentially explosive and ignitable energetic materials and other dangerous chemicals in our operations; our reliance on a limited number of suppliers for certain materials and supplied components, including a single launch service provider for our lunar missions; failure of our products to operate in the expected manner or defects in our sub-systems; the future revenue and operating results of the satellite integrated build capability are dependent on our ability to generate a sustainable order rate for the satellite and space operations and develop new technologies to meet the needs of our customers or potential new customers; counterparty risks on customer contracts and failure of our prime contractors to maintain their relationships with their counterparties and fulfill their contractual obligations; failure to successfully defend protest from other bidders for government contracts; failure to comply with various laws and regulations relating to various aspects of our business, uncertainty in the regulatory environment and any changes in the funding levels of various governmental entities with which we do business; our failure to protect the confidentiality of our trade secrets and unpatented know-how; our failure to comply with the terms of third-party open source software our systems utilize; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate any material weaknesses in our internal control over financial reporting; we may use artificial intelligence (“AI”) in our business or systems, and challenges with properly managing its use could result in competitive and reputational harm the U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year that may result in government shutdowns or extended continuing resolution and our dependence on U.S. government contracts and the available funding or changing funding priorities by the U.S. government; our failure to comply with U.S. export and import control laws and regulations and U.S. economic sanctions and trade control laws and regulations; uncertain macro-economic and political conditions and elevated inflation and interest rates; our history of losses and failure to achieve profitability in the future or failure of our business to generate sufficient funds to continue operations; the cost and potential outcomes of pending and any future litigation; the sufficiency and anticipated use of our existing capital resources to fund our future operating expenses and capital expenditure requirements and needs for additional financing in light of our recent acquisitions; the fact that our financial results may fluctuate significantly from quarter to quarter; our holding company status; the risk that our business and operations could be significantly affected if it becomes subject to any securities litigation or stockholder activism; our public securities’ potential liquidity and trading; and other public filings and press releases other factors detailed under the section titled Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), the section titled Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and the section titled Part II. Item 1A. “Risk Factors” in our most recently filed Quarterly Report on Form 10-Q, and in our subsequent filings with the SEC, which are accessible on the SEC's website at www.sec.gov and the Investors section of our website at www.investors.intuitivemachines.com.

These forward-looking statements are based on information available as of the date of this press release and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Contacts

For investor inquiries:
investors@intuitivemachines.com

For media inquiries:
press@intuitivemachines.com

INTUITIVE MACHINES, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$582,606	$207,607
Restricted cash	2,733	2,042
Trade accounts receivable, net	12,193	44,759
Contract assets	12,236	34,592
Prepaid and other current assets	9,046	4,161
Total current assets	618,814	293,161
Property and equipment, net	68,550	23,364
Intangible assets, net	12,968	—
Goodwill	18,697	—
Operating lease right-of-use assets	36,755	38,765
Finance lease right-of-use assets	94	114
Other assets	1,276	—
Total assets	$757,154	$355,404
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$22,199	$17,350
Accounts payable - affiliated companies	1,723	2,750
Contract liabilities, current	57,368	65,184
Operating lease liabilities, current	10,466	2,021
Finance lease liabilities, current	48	37
Other current liabilities	33,028	11,489
Total current liabilities	124,832	98,831
Long-term debt	335,335	—
Contract liabilities, non-current	6,341	14,334
Operating lease liabilities, non-current	26,290	35,259
Finance lease liabilities, non-current	20	63
Earn-out liabilities	—	134,156
Warrant liabilities	60,394	68,778
Other long-term liabilities	240	62
Total liabilities	553,452	351,483
Commitments and contingencies
MEZZANINE EQUITY
Series A preferred stock subject to possible redemption	6,613	5,990
Redeemable noncontrolling interests	951,536	1,005,965
SHAREHOLDERS’ DEFICIT
Class A common stock	12	10
Class B common stock	—	—
Class C common stock	6	6
Treasury Stock	(33,525)	(12,825)
Paid-in capital	—	—
Accumulated deficit	(721,457)	(996,453)
Total shareholders’ deficit attributable to the Company	(754,964)	(1,009,262)
Noncontrolling interests	517	1,228
Total shareholders’ deficit	(754,447)	(1,008,034)
Total liabilities, mezzanine equity and shareholders’ deficit	$757,154	$355,404

INTUITIVE MACHINES, INC.
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Service revenue	$43,308	$54,662	207,132	$228,000
Grant revenue	1,477	—	2,927	—
Total revenues	44,785	54,662	210,059	228,000
Operating expenses:
Cost of revenue (excluding depreciation and amortization)	31,242	46,228	177,247	190,369
Cost of revenue (excluding depreciation and amortization) - affiliated companies	5,055	7,755	23,822	34,862
Depreciation and amortization	1,407	540	3,597	1,859
Impairment of property and equipment	—	—	—	5,044
General and administrative expense (excluding depreciation and amortization)	40,176	13,536	92,624	53,262
Total operating expenses	77,880	68,059	297,290	285,396
Operating loss	(33,095)	(13,397)	(87,231)	(57,396)
Other income (expense):
Interest income	5,520	154	15,272	272
Interest expense	(2,735)	(5)	(4,177)	(92)
Change in fair value of earn-out liabilities	—	(86,308)	(33,369)	(120,124)
Change in fair value of warrant liabilities	(23,535)	(41,010)	8,384	(77,651)
Change in fair value of contingent consideration liabilities	(1,854)	—	(1,854)	—
Loss on issuance of securities	—	(25,056)	—	(93,136)
Other income, net	1	474	91	1,242
Total other expense, net	(22,603)	(151,751)	(15,653)	(289,489)
Loss before income taxes	(55,698)	(165,148)	(102,884)	(346,885)
Income tax (expense) benefit	(3,957)	13	(3,962)	(37)
Net loss	(59,655)	(165,135)	(106,846)	(346,922)
Net loss attributable to redeemable noncontrolling interest	(20,115)	(17,003)	(25,059)	(67,004)
Net income attributable to noncontrolling interest	335	1,066	1,507	3,495
Net loss attributable to the Company	(39,875)	(149,198)	(83,294)	(283,413)
Less: Preferred dividends	(160)	(145)	(616)	(896)
Net loss attributable to Class A common shareholders	$(40,035)	$(149,343)	$(83,910)	$(284,309)

INTUITIVE MACHINES, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(106,846)	$(346,922)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,597	1,859
Bad debt expense	3,431	440
Impairment of property and equipment	—	5,044
Amortization of debt discount and issuance costs	982	—
Share-based compensation expense	8,609	8,798
Change in fair value of earn-out liabilities	33,369	120,124
Change in fair value of warrant liabilities	(8,384)	77,651
Change in fair value of contingent consideration liabilities	1,854	—
Loss on issuance of securities	—	93,136
Deferred income taxes	3,926	—
Other	308	58
Changes in operating assets and liabilities:
Trade accounts receivable, net	30,334	(28,319)
Contract assets	22,389	(28,102)
Prepaid expenses	(5,966)	(481)
Other assets, net	2,503	1,334
Accounts payable and accrued expenses	(2,101)	(1,228)
Accounts payable – affiliated companies	(1,027)	(3,036)
Contract liabilities – current and long-term	(15,809)	38,147
Other liabilities	14,513	3,910
Net cash used in operating activities	(14,318)	(57,587)
Cash flows from investing activities:
Purchase of property and equipment	(41,634)	(10,111)
Purchase of intangible assets	(63)	—
Acquisition of businesses, net of cash acquired	(14,883)	—
Net cash used in investing activities	(56,580)	(10,111)
Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of discount	335,513	—
Purchase of capped call transactions	(36,777)	—
Payment of debt issuance costs	(929)	—
Proceeds from issuance of securities	—	233,392
Transaction costs	—	(9,370)
Warrants exercised	176,620	61,261
Redemption of warrants	(66)	—
Repurchase of Class A Common Stock	(20,700)	—
Proceeds from borrowings	—	10,000
Repayment of loans	—	(18,000)
Stock option exercises	—	300
Distributions to noncontrolling interests	(2,236)	(2,267)
Payment of withholding taxes from share-based awards	(4,837)	(2,529)
Net cash provided by financing activities	446,588	272,787
Net increase in cash, cash equivalents and restricted cash	375,690	205,089
Cash, cash equivalents and restricted cash at beginning of the period	209,649	4,560
Cash, cash equivalents and restricted cash at end of the period	585,339	209,649
Less: restricted cash	2,733	2,042
Cash and cash equivalents at end of the period	$582,606	$207,607

INTUITIVE MACHINES, INC.
Reconciliation of GAAP to Non-GAAP Financial Measure
Adjusted EBITDA
The following table presents a reconciliation of net loss, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Net loss	$(59,655)	$(165,135)	$(106,846)	$(346,922)
Adjusted to exclude the following:
Income tax expense (benefit)	3,957	(13)	3,962	37
Depreciation and amortization	1,407	540	3,597	1,859
Impairment on property and equipment	—	—	—	5,044
Interest income	(5,520)	(154)	(15,272)	(272)
Interest expense	2,735	5	4,177	92
Transaction and integration costs related to acquisitions	10,782	—	10,782	—
Share-based compensation expense	1,829	1,618	8,609	8,798
Change in fair value of earn-out liabilities	—	86,308	33,369	120,124
Change in fair value of warrant liabilities	23,535	41,010	(8,384)	77,651
Change in fair value of contingent consideration liabilities	1,854	—	1,854	—
Loss on issuance of securities	—	25,056	—	93,136
Other income, net	(1)	(474)	(91)	(1,242)
Adjusted EBITDA	$(19,077)	$(11,239)	$(64,243)	$(41,695)
Free Cash Flow
We define free cash flow as net cash (used in) provided by operating activities less purchases of property and equipment. We believe that free cash flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business and strengthening our balance sheet.
Free Cash Flow has limitations as a liquidity measure, and you should not consider it in isolation or as a substitute for analysis of our cash flows as reported under GAAP. Some of these limitations are:
•Free Cash Flow is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for financial information prepared in accordance with GAAP.
•Free Cash Flow may not be comparable to similarly titled metrics of other companies due to differences among methods of calculation.
•Free Cash Flow may be affected in the near to medium term by the timing of capital investments, fluctuations in our growth and the effect of such fluctuations on working capital and changes in our cash conversion cycle.
The following table presents a reconciliation of net cash used in operating activities, the most directly comparable financial measure presented in accordance with GAAP, to free cash flow:

	Year Ended December 31,
(in thousands)	2025	2024
Net cash used in operating activities	(14,318)	(57,587)
Purchases of property and equipment	(41,634)	(10,111)
Free cash flow	$(55,952)	$(67,698)

Backlog
The following table presents our backlog as of the periods indicated:

(in thousands)	December 31, 2025	December 31, 2024
Backlog	$213,070	$328,345
Backlog decreased by $115.3 million as of December 31, 2025 compared to December 31, 2024, due to continued performance on existing contracts of $210.1 million (most notably the OMES III contract 73.1 million, CLPS mission contracts $72.3 million, and NSN contract $18.5 million), IM-2 mission close-out adjustments of $8.4 million and adjustments on the IM-3 mission of $1.8 million. These decreases were partially offset by $105.0 million in new awards primarily associated with the OMES III contract $33.4 million, NSN contract $18.0 million, TSC grant $10.0 million, mission rideshare contracts $7.7 million and various other contracts.